Exhibit 99.1
FOR IMMEDIATE RELEASE:

CONTACTS:

Blair Corporation Larry Pitorak, CFO & CAO 814-723-3600	Carl Hymans G.S. Schwartz & Co 212-725-4500 carlh@schwartz.com
BLAIR CORPORATION REPORTS FIRST QUARTER RESULTS
WARREN, Pa., (April 17, 2007) — Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced results for the first quarter ended March 31, 2007.
     Net sales for the first quarter ended March 31, 2007 were $76.1 million, a decrease of 25.9%, compared to the $102.7 million reported for the first quarter ended March 31, 2006.
     The Company had expected net sales for the first quarter of 2007 to be below first quarter 2006 net sales as a result of planned reductions in catalog circulation. The first quarter 2007 results were 14.8% below the Company’s expectations for the period. The decline in first quarter 2007 net sales was a result of lower customer demand and slow response to spring apparel. Additionally, fulfillment difficulties resulting from the start-up of a new warehouse management software system adversely impacted net sales. Unit sales volume for the first quarter of 2007 declined 27.6% from first quarter 2006 levels. This volume decline was partially offset by a 1.7% increase in average selling prices. The reduction in catalog circulation levels and slow response rates also impacted E-commerce sales. E-commerce net sales for the first quarter of 2007 were $17.8 million, a 28.2% decline from the $24.8 million recorded in the first quarter of 2006.
     The Company reported a net loss of $5.1 million, or $1.35 per basic and diluted share for the first quarter of 2007, compared to a net loss of $4.8 million or $1.23 per basic and diluted share reported for the first quarter of 2006.
     Cost of goods sold as a percentage of net sales for the first quarter of 2007 declined to 45.8%, compared to 46.7% for the first quarter of 2006. This improvement in cost of goods sold as a percent of net sales was the result of continued efforts to reduce the cost of merchandise through increased direct sourcing by the Company. Advertising expenses for the first quarter of 2007 were $10.3 million lower than for the first quarter of 2006, a 33% decline in costs. This decline in advertising costs was the result of planned reductions in catalog circulation implemented to garner greater selling expense efficiencies. General and administrative expenses for the first quarter of 2007 were $3.9 million lower than the comparable quarter of 2006, primarily due to restructurings which occurred in 2006. The Company continues to restructure its workforce to meet the changing requirements of its business. In the first quarter of 2007, the Company recorded $249,000 of severance expense compared to $1.5 million of severance expense recorded in the first quarter of 2006.
     The first quarter of 2007 severance expense is associated with the previously disclosed closing of Blair’s leased Returns Center in Erie, Pa. and movement of all returns operations to the Blair Distribution Complex in Irvine, Pa. The closing was announced in the fourth quarter of 2006 and the move completed in March 2007.
     In June 2006, the Company began a credit program where it absorbed any bad debt on credit issued to specified Blair customers that would otherwise not be eligible under the Blair Credit program. First quarter 2007 results include a provision for doubtful accounts of approximately $1.5 million associated with these Blair credit sales. During the first quarter of 2007, the Company recorded $524,000 of rent related expenses associated with the closing of the above mentioned leased Returns Center in Erie, Pa. First quarter 2007 results were also impacted by approximately $975,000 of expenses incurred relative to its announced pending merger transaction with Appleseed’s Topco, Inc.
     In connection with the proposed merger and related transactions, Blair Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. Blair stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Blair Corporation, free of charge, at the SEC’s Web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Blair Corporation Web site at www.blair.com, and may also be obtained by writing Blair Corporation’s investor relations department, at 220 Hickory Street, Warren, PA 16366, or by calling Georgeson Inc. at (866) 229-8451. Blair Corporation and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Blair Corporation’s stockholders in respect of the proposed transaction. Information regarding Blair Corporation’s directors and executive officers and their ownership of Blair securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement filed on March 21, 2007.
ABOUT BLAIR
     Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $425 million, is publicly traded on the American Stock Exchange (Amex: BL).
     This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

—Financial table follows—

Blair Corporation and Subsidiaries
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended
	March 31
	2007	2006

Net sales	$76,089,802	$102,682,991
Other revenue	1,777,871	1,511,280

	77,867,673	104,194,271

Cost and expenses:
Cost of goods sold	34,818,965	47,920,130
Advertising	21,203,312	31,543,715
General and administrative	28,543,291	32,421,844
Provision for doubtful accounts	1,529,375	50,877
Interest (income) expense, net	(340,253)	(316,161)
Other (income) expense, net	(60,745)	47,596

	85,693,945	111,668,001

Loss before income taxes	(7,826,272)	(7,473,730)

Income taxes benefit	(2,684,000)	(2,679,000)

Net loss	$(5,142,272)	$(4,794,730)

Basic (loss) earnings per share based on weighted average shares outstanding	$(1.35)	$(1.23)

Diluted (loss) earnings per share based on weighted average shares outstanding and assumed conversions	$(1.35)	$(1.23)

Blair Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
	March 31	December 31
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$31,265,476	$36,927,303
Receivables, less allowances for doubtful accounts of $2,048,333 in 2007 and $592,645 in 2006	3,734,982	2,995,973
Inventories:
Merchandise	60,179,599	61,317,388
Advertising and shipping supplies	9,025,954	6,947,037

	69,205,553	68,264,425
Deferred income taxes	1,049,000	1,643,000
Prepaid and refundable federal and state taxes	2,187,171	-0-
Prepaid expenses	2,645,586	2,575,795
Assets held for sale	700,000	700,000

Total current assets	110,787,768	113,106,496
Property, plant, and equipment:
Land	548,817	548,817
Buildings and leasehold improvements	64,254,784	64,090,428
Equipment	82,818,427	75,408,270
Construction in progress	67,970	7,163,389

	147,689,998	147,210,904
Less allowances for depreciation	102,513,894	100,409,796

	45,176,104	46,801,108
Trademarks	253,374	271,434
Other long-term assets	1,285,849	1,066,354

Total assets	$157,503,095	$161,245,392

Blair Corporation and Subsidiaries
Consolidated Balance Sheets — Continued

	(Unaudited)
	March 31	December 31
	2007	2006

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$19,571,685	$17,826,858
Advance payments from customers	2,289,744	1,113,744
Reserve for sales returns and allowances	5,589,000	5,974,000
Accrued expenses	13,128,818	11,083,565
Accrued federal and state taxes	-0-	3,674,168
Current portion of capital lease obligations	9,756	10,453

Total current liabilities	40,589,003	39,682,788

Capital lease obligations, less current portion	1,717	4,242

Deferred income taxes	1,449,000	1,676,000

Stockholders’ equity:
Common stock without par value:
Authorized 12,000,000 shares issued 10,075,440 shares (including shares held in treasury) — stated value	419,810	419,810
Additional paid-in capital	14,607,348	14,354,608
Retained earnings	324,697,466	329,745,101
Accumulated other comprehensive (loss) income	(150,464)	(121,711)

	339,574,160	344,397,808

Less 6,206,003 shares in 2007 and 6,228,623 shares in 2006 of common stock in treasury — at cost	223,687,199	224,061,659
Less receivable and deferred compensation from stock plans	423,586	453,787

	115,463,375	119,882,362

Total liabilities and stockholders’ equity	$157,503,095	$161,245,392